Exhibit 99.1

MultiCell and Columbia University Begin Joint Research Program

LINCOLN, R.I. - (BUSINESS WIRE) - December 1, 2005 - MultiCell Technologies, Inc. (OTCBB: MCET - News) announced today that it has entered into a research agreement to investigate a novel anti-apoptosis compound. MultiCell will fund research at Columbia University Medical Center, and will have an option to enter into an exclusive worldwide license for any invention resulting from the research. The project is designed to determine whether the compound can protect against retinal ganglion cell (RGC) death in acute and chronic in vivo models of optic neuropathy. The underlying mechanisms of RGC death are not fully understood, though RGC apoptosis has been heavily implicated in many ocular neurodegenerative diseases. Given the delicate balance between the survival and death signals in neuronal cells, molecules that are capable of inhibiting apoptosis are strongly considered as future therapeutic options for the treatment of ocular neurodegenerative diseases. James C. Tsai, Associate Professor of Ophthalmology, at Columbia University College of Physicians & Surgeons, will direct the research program.

Dr. Stephen Chang, Ph.D., President of MultiCell Technologies, said, "We are excited about the opportunity to work with Dr. Tsai and his colleagues at Columbia. As we continue developing and commercializing therapeutic products, macular degeneration presents a significant opportunity."

Macular degeneration, a common ocular neurodegenerative disease that causes deterioration of the macula, is a primary focus of the research effort between MultiCell and Columbia. Sharp, clear, 'straight ahead' vision is processed by the macula, which is located in the central part of the retina. Damage to the macula results in the development of blind spots and blurred or distorted vision. Age-related macular degeneration (ARMD) is a major cause of visual impairment in the United States, and for people over age 65 it is the leading cause of legal blindness among Caucasians. Approximately 1.8 million Americans age 40 and older have advanced ARMD, and another 7.3 million people with intermediate ARMD are at substantial risk for vision loss. The US government estimates by 2020 there will be 2.9 million people with advanced ARMD. There are two forms of age-related macular degeneration, namely "wet" and "dry". For many people, the visual cells simply cease to function - like colors fading in an old photograph - due to the thinning of the macular tissues and resulting disturbances in its pigmentation. This form of ARMD is known as the "dry" form of macular degeneration. Seventy percent of patients have the dry form of macular degeneration. The other thirty percent of ARMD patients have the "wet" form of macular degeneration, which can involve bleeding within and beneath the retina, opaque deposits, and scar tissue. The "wet" form of ARMD accounts for ninety percent of all cases of legal blindness among macular degeneration patients. Different forms of macular degeneration may occur in younger patients. These non-age-related cases of macular degeneration may be linked to heredity, diabetes, nutritional deficits, head injury, infection, or other factors.

About MultiCell Technologies, Inc.

MultiCell Technologies, Inc. is a developer of therapeutic products, and a supplier of immortalized human cell lines for drug discovery applications. With its majority-owned subsidiary, MultiCell Immunotherapeutics, Inc., MultiCell is working to commercialize new therapeutics for the treatment of degenerative neurological diseases, metabolic and endocrinological disorders, and infectious diseases. MultiCell's research labs are in Lincoln, RI. MultiCell Immunotherapeutics is located in San Diego, CA.

For more information about MultiCell see http://www.multicelltech.com/.

About Columbia University

Columbia University Medical Center provides international leadership in pre-clinical and clinical research, in medical and health sciences education, and in patient care. The medical center trains future leaders in health care and includes the dedicated work of many physicians, scientists, nurses, dentists, and public health professionals at the College of Physicians & Surgeons, the School of Dental & Oral Surgery, the School of Nursing, the Mailman School of Public Health, the biomedical departments of the Graduate School of Arts and Sciences, and allied research centers and institutions.  Columbia University Medical Center researchers are leading the discovery of novel therapies and advances to address a wide range of health conditions. www.cumc.columbia.edu

Caution Regarding Forward-Looking Statements

Any statements in this press release about MultiCell's expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). These statements are often, but not always, made through the use of words or phrases such as "believe," "will," "expect," "anticipate," "estimate," "intend," "plan," and "would." MultiCell bases these forward-looking statements on current expectations about future events. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections in the forward-looking statement include, but are not limited to, the contemplated design of the research project with Columbia, and MultiCell's goals to develop therapeutic products. For additional information about risks and uncertainties we face, see documents we file with the SEC, including our Registration Statement on Form SB-2 filed on September 27, 2005 and all our quarterly and other periodic SEC filings. MultiCell claims the protection of the safe harbor for forward-looking statements under the Act and assumes no obligation and expressly disclaims any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

Contact:
MultiCell Technologies, Inc.
Jerry Newmin, CEO,
or Barbara Corbett, IR/PR Director
MCETinvestor@aol.com
www.multicelltech.com
401-333-0610
or
CEOcast, Inc.
Ed Lewis,
212-732-4300